Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Board Elects Brian Krzanich as CEO

Renee James Elected President

SANTA CLARA, Calif., May 2, 2013 – Intel Corporation announced today that the board of directors has unanimously elected Brian Krzanich as its next chief executive officer (CEO), succeeding Paul Otellini. Krzanich will assume his new role at the company’s annual stockholders’ meeting on May 16.

Krzanich, Intel’s chief operating officer since January 2012, will become the sixth CEO in Intel’s history. As previously announced, Otellini will step down as CEO and from the board of directors on May 16.

“After a thorough and deliberate selection process, the board of directors is delighted that Krzanich will lead Intel as we define and invent the next generation of technology that will shape the future of computing,” said Andy Bryant, chairman of Intel.

“Brian is a strong leader with a passion for technology and deep understanding of the business,” Bryant added. “His track record of execution and strategic leadership, combined with his open-minded approach to problem solving has earned him the respect of employees, customers and partners worldwide. He has the right combination of knowledge, depth and experience to lead the company during this period of rapid technology and industry change.”

Krzanich, 52, has progressed through a series of technical and leadership roles since joining Intel in 1982.

“I am deeply honored by the opportunity to lead Intel,” said Krzanich. “We have amazing assets, tremendous talent, and an unmatched legacy of innovation and execution. I look forward to working with our leadership team and employees worldwide to continue our proud legacy, while moving even faster into ultra-mobility, to lead Intel into the next era.”

The board of directors elected Renee James, 48, to be president of Intel. She will also assume her new role on May 16, joining Krzanich in Intel’s executive office.

"I look forward to partnering with Renee as we begin a new chapter in Intel’s history," said Krzanich. "Her deep understanding and vision for the future of computing architecture, combined with her broad experience running product R&D and one of the world’s largest software organizations, are extraordinary assets for Intel.”

As chief operating officer, Krzanich led an organization of more than 50,000 employees spanning Intel’s Technology and Manufacturing Group, Intel Custom Foundry, NAND Solutions group, Human Resources, Information Technology and Intel’s China strategy.

James, 48, has broad knowledge of the computing industry, spanning hardware, security, software and services, which she developed through leadership positions at Intel and as chairman of Intel’s software subsidiaries -- Havok, McAfee and Wind River. She also currently serves on the board of directors of Vodafone Group Plc and VMware Inc. and was chief of staff for former Intel CEO Andy Grove.

Intel/Page 2

Additional career background on both executives is available at www.intel.com/pressroom.

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

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CONTACTS:	Chuck Mulloy Intel Media Relations 408-765-3484 chuck.mulloy@intel.com	Mark Henninger Investor Relations 408-653-9944 mark.h.henninger@intel.com